Exhibit 5.1

Our ref YCU/792101-000002/29322419v2

Lotus Technology Inc.

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

3 May 2024

Dear Sirs

Lotus Technology Inc.

We have acted as Cayman Islands legal advisers to Lotus Technology Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, and relates to:

(1)

the issuance by the Company of up to 15,037,030 American depositary shares (the “ADSs”), each representing one ordinary share, par value US$0.00001 per share, of the Company (the “Ordinary Shares”), including:

(i)

9,550,246 ADSs issuable upon the exercise of warrants (the “Public Warrants”) to purchase Ordinary Shares in the form of ADSs which were issued on 22 February 2024 (the “Closing Date”) in exchange for the public warrants of L Catterton Asia Acquisition Corp (“LCAA”) that were issued in the initial public offering of LCAA; and

(ii)

5,486,784 ADSs issuable upon the exercise of warrants (the “Sponsor Warrants”, together with the Public Warrants, the “Warrants”) to purchase Ordinary Shares in the form of ADSs which were issued to LCAA Acquisition Sponsor LLC (the “Sponsor”) on the Closing Date in exchange for the private placement warrants purchased by the Sponsor in a private placement concurrent with the initial public offering of LCAA; and

(2)

the resale from time to time by the selling securityholders named in the Registration Statement or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (i) 680,957,495 ADSs and (ii) 5,486,784 Warrants.

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 9 August 2021 issued by the Registrar of Companies in the Cayman Islands.
1.2

The sixth amended and restated memorandum and articles of association of the Company adopted by special resolution dated 16 January 2024 and effective on 22 February 2024 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 31 January 2023 (together, the “Board Resolutions”).
1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).
1.5	A certificate of good standing dated 30 April 2024, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).
1.6	The Registration Statement.
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2	All signatures, initials and seals are genuine.
2.3	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.
2.4	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.
3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each consisting of (i) 4,500,000,000 Ordinary Shares of a par value of US$0.00001 each, and (ii) 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3

The issue and allotment of the Ordinary Shares (including the Ordinary Shares underlying the ADSs issuable upon the exercise of the Warrants) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Ordinary Shares will be legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4

The statements under the caption “Cayman Islands Taxation” in or incorporated by reference into the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2

Under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP